Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Amy Conley	Don Duffy
	(617) 556-2305	(408) 498-6040
	aconley@financialengines.com	ir@financialengines.com

Financial Engines Reports Third Quarter 2017 Financial Results

Company Announces $60 Million Stock Repurchase Program

SUNNYVALE, Calif. – November 2, 2017 – Financial Engines (NASDAQ: FNGN), America’s largest independent investment advisori, today reported financial results for its third quarter ended September 30, 2017.

Financial results for the third quarter of 2017 compared to the third quarter of 2016:ii

•	Revenue increased 9% to $122.2 million for the third quarter of 2017 from $112.4 million for the third quarter of 2016.
•	Professional management revenue increased 11% to $114.1 million for the third quarter of 2017 from $102.6 million for the third quarter of 2016.
•	Net income increased 116% to $15.4 million for the third quarter of 2017 from $7.1 million for the third quarter of 2016.
•	Diluted earnings per share increased 118% to $0.24 per share for the third quarter of 2017 from $0.11 per share for the third quarter of 2016.
•	Non-GAAP adjusted EBITDAii increased 17% to $42.4 million for the third quarter of 2017 from $36.3 million for the third quarter of 2016.
•	Non-GAAP adjusted net incomeii increased 20% to $23.3 million for the third quarter of 2017 from $19.4 million for the third quarter of 2016.
•	Non-GAAP adjusted earnings per shareii increased 16% to $0.36 for the third quarter of 2017 from $0.31 for the third quarter of 2016.

Key operating metrics as of September 30, 2017:iii

•	Assets under contract (“AUC”) were $1.18 trillion.
•	Assets under management (“AUM”) were $160.2 billion.
•	Professional management clients were approximately 1,040,000.
•	The asset enrollment rate across all employer plans was 12.5%iv.

“Our unwavering mission for over 20 years has been to provide all Americans access to the high-quality, unconflicted investment advice they deserve,” said Larry Raffone, president and chief executive officer of Financial Engines. “Our strategic focus is to develop deeper relationships with clients to help them with their total financial lives, across all markets, and expand our total addressable market. We are encouraged by our strong execution and the leading indicators to continue to prudently invest in our long-term strategy.”

Review of Financial Results for the Third Quarter of 2017

Revenue increased 9% to $122.2 million for the third quarter of 2017 from $112.4 million for the third quarter of 2016, driven primarily by the growth in professional management revenue which increased 11% to $114.1 million for the third quarter of 2017 from $102.6 million for the third quarter of 2016.

[i]	For independence methodology and ranking, see InvestmentNews RIA Data Center. (http://data.investmentnews.com/ria/).
ii	Please see “About Non-GAAP Financial Measures” for definitions of the terms adjusted net income, adjusted earnings per share, and adjusted EBITDA.
iii	Operating metrics include both advised and subadvised relationships.
iv

Information regarding enrollment rates and the component AUC can be found in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Securities and Exchange Commission (“SEC”) filings, including the Form 10-K for the year ended December 31, 2016.

Costs and expenses decreased 4% to $97.2 million for the third quarter of 2017 from $100.9 million for the third quarter of 2016. This decrease was due primarily to a loss on reacquired franchisee rights incurred in the third quarter of 2016.  Increases in employee-related costs, including wages and cash incentive compensation, driven by headcount growth and higher compensation, were mostly offset by decreases in consulting and professional services expenses, as well as decreases in a variety of other expenses. As a percentage of revenue, cost of revenue was 44% for the third quarter of 2017 compared to 45% for the third quarter of 2016.

Income from operations was $25.1 million for the third quarter of 2017 compared to income from operations of $11.6 million for the third quarter of 2016. As a percentage of revenue, income from operations was 21% for the third quarter of 2017 compared to 10% for the third quarter of 2016.

The Company’s effective tax rate for the third quarter of 2017 was 39% compared to an effective tax rate of 38% in the third quarter of 2016.  Net income was $15.4 million, or $0.24 per diluted share, for the third quarter of 2017 compared to net income of $7.1 million, or $0.11 per diluted share, for the third quarter of 2016.  On a non-GAAP basis, adjusted net incomeii was $23.3 million and adjusted earnings per shareii were $0.36 for the third quarter of 2017 compared to adjusted net income of $19.4 million and adjusted earnings per share of $0.31 for the third quarter of 2016.

“Our strong cash position allows us the luxury of investing for growth and provides value back to our stockholders through a stock repurchase program,” said Craig Foster, chief financial officer of Financial Engines.

Assets Under Contract and Assets Under Management

Workplace AUC increased by 14% year-over-year to $1.18 trillion as of September 30, 2017 from $1.04 trillion as of September 30, 2016, due primarily to market performance, contributions, and new employers making the Company’s services available, partially offset by cancellations and withdrawals.

AUM increased by 19% year-over-year to $160.2 billion as of September 30, 2017 from $134.4 billion as of September 30, 2016. The increase in AUM was driven primarily by new assets from new and existing clients and market performance, partially offset by cancellations and withdrawals.

	Q4'16	Q1'17	Q2'17	Q3'17
	(In billions)
AUM, beginning of period	$134.4	$138.0	$144.4	$151.8
New assets - new clients(1)	5.9	3.4	5.3	5.4
New assets - existing clients(2)	2.1	2.4	2.4	2.5
Asset cancellations -voluntary(3)	(2.3)	(2.1)	(1.6)	(1.6)
Asset cancellations - involuntary(4)	(2.1)	(2.7)	(3.3)	(1.9)
Assets withdrawn - existing clients(5)	(0.2)	(0.2)	(0.1)	(0.2)
Net new assets	3.4	0.8	2.7	4.2
Market movement and other(6)	0.2	5.6	4.7	4.2
AUM, end of period	$138.0	$144.4	$151.8	$160.2

(1)	New assets from new clients represents the aggregate amount of new AUM, measured at or near the end of the quarter, from new clients who enrolled in its professional management service.
(2)

New assets from existing clients represents the aggregate amount of new AUM within the quarter from existing clients who originally enrolled in its professional management service during a prior period, including employee and employer contributions of $2.2 billion for the current period. Employer and employee contributions are estimated each quarter from annual contribution rates based on data received from plan providers or plan sponsors.

(3)

Voluntary cancellations represent the aggregate amount of assets, measured at or near the start of the quarter, for clients who have voluntarily terminated their professional management service relationship within the period.

(4)

Involuntary cancellations represent the aggregate amount of defined contribution assets, measured at or near the start of the quarter, for clients whose professional management service relationship was terminated within the quarter period for reasons other than a voluntary termination.

(5)	Assets withdrawn represents the amount of voluntary withdrawals from IRA and taxable accounts by existing clients.
(6)

Market movement and other represents factors affecting AUM including estimated market movement, plan administrative and investment advisory fees, client loans, hardship and other defined contribution account withdrawals, and timing differences for the data feeds for clients enrolled in its professional management service throughout the period.

For further information on the AUM data above, please refer to the Company’s Form 10-Q to be filed for the period ended September 30, 2017.

Aggregate Investment Style Exposure for Portfolios Under Management

As of September 30, 2017, the approximate aggregate investment style exposure of the portfolios we managed was as follows:

Domestic equity	45%
International equity	29%
Bonds	23%
Cash and uncategorized assets(1)	3%
Total	100%

(1)	Uncategorized assets may include CDs, options, warrants and other vehicles not currently categorized.

Quarterly Dividend

On October 31, 2017, Financial Engines’ Board of Directors declared a regular quarterly cash dividend of $0.07 per share of the Company’s common stock. The cash dividend will be paid on January 5, 2018 to stockholders of record as of the close of business on December 14, 2017.

Stock Repurchase Program

On October 24, 2017, Financial Engines’ Board of Directors approved a stock repurchase program under which the Company may begin purchasing up to $60 million of its Common Stock over the next twelve months.

Any stock repurchases may be made through open market and privately negotiated transactions, at the times and in such amounts as management deems appropriate, and may or may not be made pursuant to one or more Rule 10b5-1 trading plans adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. Under a Rule 10b5-1 trading plan, the Company may repurchase its shares regardless of any subsequent possession of material nonpublic information. The timing and amount of stock repurchased, if any, will depend on a variety of factors including stock price, market conditions, corporate and regulatory requirements (including applicable securities laws and regulations and the rules of The NASDAQ Stock Market), any additional constraints related to material inside information the Company may possess, and capital availability. The Company has no commitment to make any repurchases. The repurchase program may be modified, extended or terminated by the board of directors at any time and there is no guarantee as to the exact number of shares, if any, that will be repurchased under the program. The repurchase is expected to be funded by available working capital.

Outlook

Financial Engines’ growth strategy includes increasing professional management usage within the workplace, providing more holistic financial services to individual investors and workplace participants, and expanding the number of plan sponsors.

Based on the closing level of financial markets on October 27, 2017 and under typical market conditions, the Company estimates that 2017 revenue will be in the range of $479 million to $483 million, 2017 GAAP net income will be approximately $56 million and 2017 non-GAAP adjusted EBITDA will be approximately $158 million plus or minus $1 million.

Based upon current indications and taking into account industry trends, the Company estimates its 2018 revenue growth may be in the range of 5-8%, and the Company plans to maintain its non-GAAP adjusted EBITDA margins in 2018.

Please refer to the tables included in this release that reconcile GAAP net income to non-GAAP adjusted EBITDA, non-GAAP adjusted net income and non-GAAP adjusted earnings per share.

Conference Call

The Company will host a conference call to discuss its third quarter 2017 financial results as well as its 2017 and 2018 outlook on Thursday, November 2, 2017 at 5:00 p.m. ET.  The live webcast and presentation can be accessed from the Company's investor relations website at www.financialengines.com. The conference call can also be accessed live over the phone by dialing (888) 348-

6435, or (412) 902-4238 for international callers. A replay will be available beginning approximately one hour after the call and can be accessed from the Company’s investor relations website, or by dialing (844) 512-2921, or (412) 317-6671 for international callers; the conference ID is 10113317. The conference call replay will be available until November 9, 2017.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP supplemental performance measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include non-GAAP adjusted EBITDA, non-GAAP adjusted net income, and non-GAAP adjusted earnings per share. Adjusted EBITDA represents net income before net interest expense (income), income tax expense (benefit), depreciation, amortization of intangible assets, including internal use software, amortization and impairment of direct response advertising, amortization of deferred sales commissions, non-cash stock-based compensation expense and expenses related to the closing and integration of acquisitions, if applicable for the period. Adjusted net income represents net income before non-cash stock-based compensation expense, amortization of intangible assets related to assets acquired, including customer relationships, trade names and trademarks, expenses related to the closing and integration of acquisitions and certain other items such as the income tax benefit from the release of valuation allowances, if applicable for the period, partially offset by the related tax impact of these items. Adjusted earnings per share is defined as adjusted net income divided by the weighted average of dilutive common share equivalents outstanding. Further information regarding the non-GAAP performance measures included in this press release, including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures, is contained in the financial tables and will be contained in the Company’s Form 10-Q to be filed for the quarter ended September 30, 2017.

To supplement the Company’s consolidated financial statements presented on a GAAP basis, management believes that these non-GAAP measures provide its Board of Directors, management and investors with additional information and greater transparency with respect to our performance and decision-making. We feel these performance measures provide investors and others with a better understanding and ability to evaluate our operating results and future prospects, and provides the same performance measurement information as utilized by management. These adjustments to the Company’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company’s underlying operational results, trends and performance.

Our management uses non-GAAP adjusted EBITDA, adjusted net income and adjusted earnings per share as measures of operating performance, for planning purposes, including the preparation of annual budgets, to allocate resources to enhance the financial performance of our business, to evaluate the effectiveness of our business strategies and in communications with our Board of Directors concerning our financial performance. In addition, management currently uses non-GAAP measures in determining cash incentive compensation.

About Financial Engines

With roots in Silicon Valley, Financial Engines is the nation’s largest independent investment advisor. We believe that all Americans -- not just the wealthy -- should have access to high-quality, unbiased financial help and our client’s best interests should always come first. Today, more than 700 of the nation’s most respected employers trust Financial Engines to deliver professional financial help to more than nine million employees nationwide.

For more information, visit www.financialengines.com.

©1998-2017 Financial Engines, Inc. All rights reserved. Financial Engines® is a registered trademark of Financial Engines, Inc. All advisory services provided by Financial Engines Advisors L.L.C. Financial Engines does not guarantee future results.

Forward-Looking Statements

This press release and its attachments contain forward-looking statements that involve risks and uncertainties. These forward-looking statements may be identified by terms such as “plan to,” “designed to,” “allow,” “will,” “can,” “expect,” “estimates,” “believes,” “intends,” “may,” “continues,” “to be” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding: our strategic focus; investment and growth strategy; our stock repurchase program; Financial Engines’ expected financial performance and outlook, including reconciliation information related thereto and factors which may impact our outlook; the benefits and anticipated uses of our non-GAAP financial measures, and the anticipated amount, duration, methods, timing and other aspects of our stock repurchase program. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to risks related to the acquisition of The Mutual Fund Store, including our ability to fully realize the anticipated benefits of the transaction, the effect of the integration of the acquisition of The Mutual Fund Store on our business, financial condition and operating results, including our revenue and expenses; our reliance on fees earned on the value of assets we manage for a substantial portion of our revenue, the impact of the financial markets on our revenue and earnings, unanticipated delays in rollouts of our services, our ability to increase enrollment, our ability to correctly identify and invest appropriately in growth opportunities, our ability to introduce new services and accurately estimate the impact of any future services on our business, the risk that the anticipated benefits of our investments in these services or in growth opportunities may not outweigh the resources and costs associated with these investments or the liabilities associated with the operation of these services, our relationships with plan providers and plan sponsors, the fees we can charge for our professional management service, our reliance on accurate and timely data from plan providers and plan sponsors, system failures, errors or unsatisfactory performance of our services, our reputation, our ability to protect the confidentiality of plan provider, plan sponsor and plan participant data and other privacy concerns, acquisition activity involving plan providers or plan sponsors, our ability to compete, industry trends and pricing pressures; changes in our pricing policies or those of our competitors; our regulatory environment, and risks associated with our fiduciary obligations. In addition, any negative impact on our operating results and financial condition as a result of the foregoing or other risks, including any unforeseen need for capital which may require us to divert funds we may have otherwise used for the stock repurchase program, may in turn negatively impact our ability to administer the repurchase of our common stock. More information regarding these and other risks, uncertainties and factors is contained in the Company’s Form 10-Q for the quarter ended September 30, 2017, as filed with the SEC, and in other reports filed by the Company with the SEC from time to time, including the Company’s 10-K filed for the year ended December 31, 2016. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of the date stated or November 2, 2017 and unless required by law, Financial Engines undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

References in this press release to “Financial Engines,” “our company,” “the Company,” “we,” “us” and “our” refer to Financial Engines, Inc. and its consolidated subsidiaries during the periods presented unless the context requires otherwise.

###

Financial Tables

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31,	September 30,
	2016	2017
	(In thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$134,246	$197,708
Accounts receivable, net	103,256	114,037
Prepaid expenses	7,370	7,739
Other current assets	3,468	4,466
Total current assets	248,340	323,950
Property and equipment, net	24,532	25,446
Intangible assets, net	205,751	199,992
Goodwill	312,020	312,020
Long-term deferred tax assets	40,504	47,564
Direct response advertising, net	5,849	4,757
Other assets	3,140	2,237
Total assets	$840,136	$915,966
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$36,780	$27,622
Accrued compensation	27,667	20,470
Deferred revenue	4,701	5,185
Dividend payable	4,350	4,423
Other current liabilities	4,343	2,392
Total current liabilities	77,841	60,092
Long-term deferred rent	12,269	11,059
Long-term tax liabilities	2,207	—
Other liabilities	488	491
Total liabilities	92,805	71,642
Contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value - 10,000 authorized as of December 31, 2016 and September 30, 2017; None issued or outstanding as of December 31, 2016 and September 30, 2017	—	—
Common stock, $0.0001 par value - 500,000 authorized as of December 31, 2016 and September 30, 2017; 63,476 and 64,498 shares issued and 62,199 and 63,221 shares outstanding as of December 31, 2016 and September 30, 2017, respectively	6	6
Additional paid-in capital	782,079	828,699
Treasury stock, at cost (1,277 shares and 1,277 shares as of December 31, 2016 and September 30, 2017, respectively)	(47,637)	(47,637)
Retained Earnings	12,883	63,256
Total stockholders’ equity	747,331	844,324
Total liabilities and stockholders’ equity	$840,136	$915,966

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2017	2016	2017
	(In thousands, except per share data)
Revenue:
Professional management	$102,641	$114,088	$281,518	$331,488
Platform	7,035	6,528	21,306	20,206
Other	2,748	1,631	7,891	3,122
Total revenue	112,424	122,247	310,715	354,816
Costs and expenses:
Cost of revenue	50,230	53,253	136,101	158,064
Research and development	9,599	10,771	27,833	32,458
Sales and marketing	21,743	19,933	61,892	60,437
General and administrative	11,189	8,941	35,598	29,701
Amortization of intangible assets, including internal use software	4,012	4,289	11,137	12,683
Loss on reacquired franchisee rights	4,092	—	4,092	—
Total costs and expenses	100,865	97,187	276,653	293,343
Income from operations	11,559	25,060	34,062	61,473
Interest income, net	149	351	133	614
Other income (expense), net	(185)	(29)	(645)	(201)
Income before income taxes	11,523	25,382	33,550	61,886
Income tax expense	4,376	9,963	14,031	21,490
Net and comprehensive income	$7,147	$15,419	$19,519	$40,396
Dividends declared per share of common stock	$0.07	$0.07	$0.21	$0.21
Net income per share attributable to holders of common stock
Basic	$0.12	$0.24	$0.32	$0.64
Diluted	$0.11	$0.24	$0.32	$0.62
Shares used to compute net income per share attributable to holders of common stock
Basic	61,838	63,181	60,608	62,877
Diluted	63,001	64,642	61,657	64,660

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
	2016	2017
	(In thousands)
Cash flows from operating activities:
Net income	$19,519	$40,396
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,670	6,312
Amortization of intangible assets	10,819	12,273
Stock-based compensation	24,307	26,617
Amortization of deferred sales commissions	1,244	805
Amortization and impairment of direct response advertising	3,547	2,828
Amortization of discount on short-term investments	(5)	—
Provision for doubtful accounts	689	450
Write-off of notes receivable	290	—
Deferred tax	3,937	17,968
Loss on fixed asset disposal	200	155
Loss on sale of short-term investments	18	—
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Accounts receivable	(7,976)	(11,231)
Prepaid expenses	(998)	(452)
Direct response advertising	(2,778)	(1,751)
Other assets	(908)	(2,060)
Accounts payable	572	(10,560)
Accrued compensation	(988)	(7,197)
Deferred revenue	274	420
Deferred rent	948	(531)
Other liabilities	(480)	(22)
Net cash provided by operating activities	58,901	74,420
Cash flows from investing activities:
Purchase of property and equipment	(5,497)	(5,574)
Capitalization of internal use software	(5,295)	(6,213)
Sale of short-term investments	39,923	—
Cash paid for acquisitions, net of cash acquired	(262,405)	—
Net cash used in investing activities	(233,274)	(11,787)
Cash flows from financing activities:
Payments on capital lease obligations	(80)	(100)
Payments related to business combinations	(1,771)	(2,845)
Net share settlements for minimum tax withholdings	(688)	(3,788)
Proceeds from issuance of common stock	3,371	20,726
Cash dividend payments	(12,869)	(13,164)
Net cash (used in) provided by financing activities	(12,037)	829
Net (decrease) increase in cash and cash equivalents	(186,410)	63,462
Cash and cash equivalents, beginning of period	305,216	134,246
Cash and cash equivalents, end of period	$118,806	$197,708
Supplemental cash flows information:
Income taxes paid, net of refunds	$2,927	$6,175
Interest paid	$10	$61
Non-cash operating, investing and financing activities:
Issuance of common stock related to acquisition	$267,018	$—
Unpaid purchases of property and equipment	$760	$1,596
Purchase of property and equipment with noncash tenant improvement allowance	$1,952	$162
Purchase of property and equipment under capital lease	$—	$243
Capitalized stock-based compensation for internal use software	$569	$711
Capitalized stock-based compensation for direct response advertising	$68	$56
Dividends declared but not yet paid	$3,713	$4,423

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Operating Results

The table below sets forth a reconciliation of GAAP net income to non-GAAP adjusted EBITDA based on our historical results:

	Three Months Ended September 30,		Nine Months Ended September 30,
Non-GAAP adjusted EBITDA	2016	2017	2016	2017
	(In thousands, unaudited)
GAAP net income	$7,147	$15,419	$19,519	$40,396
Interest income, net	(149)	(351)	(133)	(614)
Income tax expense	4,376	9,963	14,031	21,490
Depreciation and amortization	2,363	2,110	6,670	6,312
Amortization of intangible assets (excluding internal use software)	2,710	2,795	7,301	8,388
Amortization of internal use software	1,187	1,348	3,518	3,885
Amortization and impairment of direct response advertising	1,122	877	3,547	2,828
Amortization of deferred sales commissions	413	230	1,244	805
Non-GAAP EBITDA	19,169	32,391	55,697	83,490
Stock-based compensation	9,580	9,015	24,307	26,617
Acquisition-related expenses	3,484	967	13,958	4,877
Loss on reacquired franchisee rights	4,092	—	4,092	—
Non-GAAP adjusted EBITDA	$36,325	$42,373	$98,054	$114,984

The table below sets forth a reconciliation of GAAP net income to non-GAAP adjusted net income based on our historical results:

	Three Months Ended September 30,		Nine Months Ended September 30,
Non-GAAP adjusted net income	2016	2017	2016	2017
	(In thousands, unaudited)
GAAP net income	$7,147	$15,419	$19,519	$40,396
Stock-based compensation	9,580	9,015	24,307	26,617
Amortization of intangible assets (excluding internal use software)	2,710	2,795	7,301	8,388
Acquisition-related expenses	3,484	967	13,958	4,877
Loss on reacquired franchisee rights	4,092	—	4,092	—
Income tax expense from non-deductible transaction expenses(1)	—	—	1,162	—
Tax-effect of adjustments(2)	(7,588)	(4,881)	(18,969)	(15,235)
Non-GAAP adjusted net income	$19,425	$23,315	$51,370	$65,043

(1)	This amount represents estimated additional income tax expense incurred in the period for non-deductible transaction expenses related to acquisition activity.
(2)	An estimated statutory tax rate of 38.2% has been applied to eliminate the tax-effect for all periods presented.

The table below sets forth a reconciliation of GAAP diluted earnings per share to non-GAAP adjusted earnings per share based on our historical results:

	Three Months Ended September 30,		Nine Months Ended September 30,
Non-GAAP adjusted earnings per share	2016	2017	2016	2017
	(In thousands, except per share data, unaudited)
GAAP diluted earnings per share	$0.11	$0.24	$0.32	$0.62
Stock-based compensation	0.15	0.14	0.39	0.41
Amortization of intangible assets (excluding internal use software)	0.04	0.04	0.12	0.13
Acquisition-related expenses	0.06	0.02	0.22	0.08
Loss on reacquired franchisee rights	0.07	—	0.07	—
Income tax expense from non-deductible transaction expenses(1)	—	—	0.02	—
Tax-effect of adjustments(2)	(0.12)	(0.08)	(0.31)	(0.23)
Non-GAAP adjusted earnings per share	$0.31	$0.36	$0.83	$1.01
Shares of common stock outstanding	61,838	63,181	60,608	62,877
Dilutive stock options, RSUs and PSUs	1,163	1,461	1,049	1,783
Non-GAAP adjusted common shares outstanding	63,001	64,642	61,657	64,660

(1)	This amount represents estimated additional income tax expense incurred in the period for non-deductible transaction expenses related to acquisition activity.
(2)	An estimated statutory tax rate of 38.2% has been applied to eliminate the tax-effect for all periods presented.

The table below sets forth a reconciliation of our 2017 outlook for GAAP net income to our 2017 outlook for non-GAAP adjusted EBITDA:

	Outlook for Fiscal 2017 as of October 27, 2017
Non-GAAP adjusted EBITDA outlook	Low	High
	(In millions, unaudited)
GAAP net income outlook	$55	$57
Estimated interest income, net(1)	(1)	(1)
Estimated income tax expense(1)	31	31
Estimated depreciation and amortization(1)	8	8
Estimated amortization of intangible assets (excluding internal use software)(1)	11	11
Estimated amortization of internal use software(1)	5	5
Estimated amortization and impairment of direct response advertising(1)	4	4
Estimated amortization of deferred sales commissions(1)	1	1
Non-GAAP EBITDA	114	116
Estimated stock-based compensation(1)	38	38
Estimated acquisition-related expenses(1)	5	5
Non-GAAP adjusted EBITDA outlook	$157	$159

(1)

The estimated items are provided solely for the purpose of reconciling our 2017 outlook for GAAP net income to our 2017 outlook for non-GAAP adjusted EBITDA and are not intended and should not be construed as part of the Company’s outlook for 2017, which outlook is limited to revenue, net income and non-GAAP adjusted EBITDA. These items are subject to a number of variables which make them inherently difficult to estimate accurately. In addition, actual amounts for such items have historically varied and may continue to vary significantly from period to period. Any variances in these estimates may in turn have a significant impact on our 2017 outlook and future GAAP results.